Exhibit 5.1


                 CHERNESKY, HEYMAN & KRESS P.L.L.
                         Attorneys at Law
                10 Courthouse Plaza SW, Suite 1100
                          P.O. Box 3808
                     Dayton, Ohio 45401-3808
                           937/449-2800


                          May 1, 1997


The Sportsman's Guide, Inc.
411 Farwell Avenue
South St. Paul, Minnesota 55075

Gentlemen:

     We have acted as counsel for The Sportsman's Guide, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 of 400,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon the exercise of options granted under the Company's 1996 Stock Option Plan (the "Plan") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission.

     For purposes of rendering this opinion, we have examined such corporate records and proceedings of the Company, agreements and instruments and made investigation of such matters as in our judgment permit us to render an informed opinion on the matters set forth herein.

     Based on the foregoing, it is our opinion that the 400,000 shares of Common Stock issuable upon the exercise of options granted under the Plan have been duly authorized and, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8.

                                   Very truly yours,



                                   Chernesky, Heyman & Kress P.L.L.

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